FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 1st day of March, 1999, between VARIABLE INSURANCE FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035, and BISYS FUND SERVICES OHIO, INC. ("BISYS Ohio"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035.

         WHEREAS, the Trust desires that BISYS Ohio perform certain fund accounting services for each investment portfolio of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS Ohio is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

                  1. Services as Fund Accountant. BISYS Ohio will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"):

                  (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                  (c)      Separate  ledger  accounts   required  by  subsection
                           (b)(2)(ii) and (iii) of the Rule; and

                  (d)      A  monthly  trial  balance  of  all  ledger  accounts
                           (except   shareholder   accounts)   as   required  by
                           subsection (b)(8) of the Rule.

         In addition to the maintenance of the books and records specified above, BISYS Ohio shall perform the following accounting services daily for each
Fund:

                  (a)      Calculate the net asset value per share;

                  (b) Calculate the dividend and capital gain distribution, if any;

                  (c)      Determine each Fund's net income;

                  (d)      Reconcile cash movements with the Funds' custodian;

                  (e) Obtain security market quotes from independent pricing services or, if such quotes are unavailable, obtain such prices from the Funds' investment adviser, and in either case calculate the market value of each Fund's investments;

                  (f) Verify and reconcile with the Funds' custodian all daily trade activity;

                  (g) Compute each Fund's income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields and 30-day yields, and weighted average portfolio maturity;

                  (h) Review daily the calculation of the net asset value and dividend factor (if any) of each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations and distribute net asset values and yields to NASDAQ;

                  (i) Determine monthly outstanding receivables and payables for security trades;

                  (j) Determine monthly outstanding receivables and payables for Fund share transactions;

                  (k) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                  (l) Determine unrealized appreciation on securities held in variable net asset value Funds;

                  (m) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if applicable;

                  (n) Update the fund accounting system to reflect rate changes, as received from the Funds' investment adviser, on variable interest rate instruments;

                  (o) Record income collected as reported to BISYS Ohio by the Funds' custodian;

                  (p) Post Fund income and expense transactions to appropriate categories;

                  (q) Accrue for expense of each Fund according to the instructions from the Trust;

                  (r) Determine monthly the outstanding receivables and payables for all income and expense accounts;

                  (s) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies;

                  (t)      Provide the following reports:

                           Account Valuation Balances;
                           Amortization/Accretion by State;
                           Broker Commissions Paid on Portfolio Transactions; Broker Volumes;
                           Cash Disbursements Journal;
                           Cash Receipts  Journal;  Current Cash Report;  Earned
                           Amortization/Accretion;    Earned   Income;   Expense
                           Summary; General Ledger Trial Balance; Investment Income Detail; Investment Income Summary; Investment Restrictions Reports; Maturity Schedule; Options - Closed Positions; Options - Open Positions; Pricing Exception Report;
                           Portfolio Transactions with Entities Acting as
                              Principals;
                           Portfolio Turnover;
                           Purchase Journal;
                           Sales Journal;
                           Schedule of Investments;

                  BISYS Ohio may provide additional special reports upon the request of the Trust or the Funds' investment adviser(s), which may result in an additional charge the amount of which shall be agreed upon between the parties; and

                  (u) Provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge the amount of which shall be agreed upon between the parties.

         BISYS Ohio shall also perform the following additional accounting services for each Fund:

                  (a) Provide monthly a download (and hard copy thereof) of the Financial Statement Package, upon request of the Trust. The download will include the following items:

                           Schedule of Investments;
                           Statement of Assets and Liabilities;
                           Statement of Operations;
                           Statement of Changes in Net Assets;
                           Condensed Financial Information;

                  (b)      Provide monthly broker security transaction reports;

                  (c)      Provide monthly security transaction reports; and

                  (d)      Provide accounting information for the following:

                           (i)         federal and state income tax returns and federal excise tax returns;
                           (ii)        the  Trust's  semi-annual  reports  with  the  Securities  and  Exchange
                                       Commission ("SEC") on Form N-SAR;
                           (iii)       the Trust's  annual,  semi-annual  and  quarterly  (if any)  shareholder reports;
                           (iv)        registration  statements on Form N-1A and
                                       other    filings    relating    to    the
                                       registration of shares;
                           (v)         the Trust's administrator's monitoring of
                                       the   Trust's   status  as  a   regulated
                                       investment  company under Subchapter M of
                                       the Internal Revenue Code, as amended;
                           (vi)        annual audit by the Trust's auditors;  and (vii)
                                       examinations performed by the SEC.

         2. Subcontracting. BISYS Ohio may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS Ohio shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS Ohio shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3. Compensation. The Trust shall pay BISYS Ohio for the services to be provided by BISYS Ohio under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto.

         4. Reimbursement of Expenses. In addition to paying BISYS Ohio the fees described in Section 3 hereof, the Trust agrees to reimburse BISYS Ohio for BISYS Ohio's out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by BISYS Ohio in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS Ohio in communication with the Trust, the Funds' investment advisor or custodian, dealers or others as required for BISYS Ohio to perform the services to be provided hereunder;

         (c)      Costs of pricing the portfolio securities of each Fund;

         (d)      The cost of microfilm or microfiche of records or other materials; and

         (e) Any expenses BISYS Ohio shall incur at the written direction of an officer of the Trust thereunto duly authorized.

         5. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to the Fund is executed) (the "Effective Date").

         6. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for an initial term of three years from the date first written above ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive three-year periods ("Rollover Periods"). This Agreement may be terminated without penalty: (i) by provision of a notice of nonrenewal in the manner set forth below; (ii) by mutual agreement of the parties; or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

                  For purpose of this Agreement, "cause" shall mean: (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  After such termination for so long as BISYS Ohio, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS Ohio and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS Ohio shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of BISYS Ohio's cash disbursements for services in connection with BISYS Ohio's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

                  If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS Ohio is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS Ohio under this Agreement (excluding any subcontractor appointed by BISYS Ohio as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS Ohio equal to the balance due BISYS Ohio for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the relevant Fund(s)'s assets for the twelve months prior to the date BISYS Ohio is replaced or a third party is added.

                  In the event the Trust or a Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS Ohio is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS Ohio is replaced or a third party is added.

                  The parties further acknowledge and agree that, in the event BISYS Ohio is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS Ohio would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS Ohio for damages incurred and is not intended to constitute any form of penalty.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification. BISYS Ohio shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS Ohio in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS Ohio, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS Ohio's actions taken or nonactions with respect to the performance of services under this Agreement with respect to the Trust or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to the Trust given or made to BISYS Ohio by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS Ohio in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS Ohio shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS Ohio.

         8. Record Retention and Confidentiality. BISYS Ohio shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS Ohio is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS Ohio further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.  Uncontrollable   Events.   BISYS  Ohio  assumes  no  responsibility
hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10. Reports. BISYS Ohio will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS Ohio, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         11. Rights of Ownership. All computer programs and procedures developed to perform services required to be provided by BISYS Ohio for this Agreement are the property of BISYS Ohio. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12. Return of Records. BISYS Ohio may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS Ohio's files, records and documents created and maintained by BISYS Ohio pursuant to this Agreement which are no longer needed by BISYS Ohio in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS Ohio for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         13. Representations of the Trust. The Trust certifies to BISYS Ohio that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14. Representations of BISYS Ohio. BISYS Ohio represents and warrants that: (1) the various procedures and systems which BISYS Ohio has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS Ohio's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and (2) this Agreement has been duly authorized by BISYS Ohio and, when executed and delivered by BISYS Ohio, will constitute a legal, valid and binding obligation of BISYS Ohio, enforceable against BISYS Ohio in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15. Insurance. BISYS Ohio shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS Ohio shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS Ohio under its insurance coverage.

         16. Information Furnished by the Trust and Funds. The Trust has furnished to BISYS Ohio the following:

         (a) Copies of the Amended and Restated Declaration of Trust of the Trust and of any amendments thereto.

         (b)      Copies of the following documents:

                  1.       The Trust's Bylaws and any amendments thereto;

                  2. Resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS Ohio thereunder.

         (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS Ohio in all matters.

         (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

         17. Information Furnished by BISYS Ohio. BISYS Ohio has furnished to the Trust the following:

         (a)      BISYS Ohio's Articles of Incorporation.

         (b)      BISYS Ohio's Bylaws and any amendments thereto.

         (c) Certified copies of actions of BISYS Ohio covering the following matters:

                    1. Approval of this Agreement, and authorization of a specified officer of BISYS Ohio to execute and deliver this Agreement;

                    2. Authorization of BISYS Ohio to act as fund accountant for the Trust and to provide accounting services for the Trust.

         18. Amendments to Documents. The Trust shall furnish BISYS Ohio written copies of any amendments to, or changes in, any of the items referred to in
Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS Ohio in providing the services agreed to hereunder or which amendment might affect the duties of BISYS Ohio hereunder unless the Trust first obtains BISYS Ohio's approval of such amendments or changes.

         19. Compliance with Law. Except for the obligations of BISYS Ohio set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS Ohio shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219-3035, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

         23. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         24. Limitation of Liability of the Trustees and Shareholders. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Amended and Restated Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                       VARIABLE INSURANCE FUNDS


                                       By:_________________________________



                                       BISYS FUND SERVICES OHIO, INC.


                                       By:_________________________________

                                                       Dated:  March 1, 1999

                                   Schedule A
                        to the Fund Accounting Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.


       NAME OF FUND

BB&T Growth and Income Variable Insurance Fund
BB&T Capital Manager Variable Insurance Fund
AmSouth Regional Equity Fund
AmSouth Equity Income Fund
AmSouth Select Equity Fund

                                                VARIABLE INSURANCE FUNDS





                                                By:_________________________





                                                BISYS FUND SERVICES OHIO, INC.


                                                By:____________________________

                                                          Dated:  March 1, 1999


                                   Schedule B
                        to the Fund Accounting Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.

               BISYS Fund Services Ohio, Inc. shall be entitled to receive a fee from each Fund in accordance with the following schedule:

Funds                  Average Daily Net Assets     Fee Amount
-----                  ------------------------     ----------

Funds-of-Funds:        All assets                   Greater of $10,000 or .01%

Non-Funds-of-Funds:    All Assets                   Greater of $30,000 or .03%

Multiple Classes of Shares:

         Funds which have two or more classes of shares each having different net asset values or paying different daily dividends are subject to the following additional annual fee per additional class:

Fund                                                   Additional Per Class Fee

Funds-of-Funds                                        $2,000

Non-Funds-of-Funds                                    $10,000

                                             VARIABLE INSURANCE FUNDS

                                             BY:________________________

                                             BISYS FUND SERVICES OHIO, INC.

                                             BY:________________________